EXHIBIT 23.1

CONSENT OF BKR LONGANBACH GIUSTI, LLC, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Diamond Hill Investment Group, Inc. 2005 Employee and Director Equity Incentive Plan of our report dated January 20, 2005, regarding the financial statements of Diamond Hill Investment Group, Inc. which appear in Diamond Hill Investment Group, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 30, 2005.

Columbus, Ohio

August 12, 2005

BKR LONGANBACH GIUSTI, LLC

/s/ BKR Longanbach Giusti, LLC